                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549





                                 FORM 8-K
                              CURRENT REPORT

  Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

        Date of Report (Date of earliest event) July 16, 1996





                 ASSOCIATES CORPORATION OF NORTH AMERICA
          (Exact name of registrant as specified in its charter)




            DELAWARE                              74-1494554
(State or other jurisdiction        (I.R.S. Employer Identification Number)
      of incorporation)

                              1-6154
                      (Commission File Number)





250 E. Carpenter Freeway, Irving, Texas                          75062-2729
(Address of principal executive offices)                         (Zip Code)



    Registrant's telephone number, including area code (214) 541-4000

Item 5.  Other Events.

Associates Corporation of North America (the "Company") recorded net earnings for the three months ended June 30, 1996 of $205.5 million, compared with $172.7 million a year earlier, a 19% increase. Earnings before provision for income taxes increased 18% to $324.3 million for the period compared with $274.9 million for the prior year.

Total assets at June 30, 1996, were $40.2 billion, an increase of 17% from $34.4 billion a year ago.

Revenue for the period increased 14% to $1.5 billion, compared with $1.3 billion in the prior-year period. Net finance receivables outstanding at June 30, 1996 were $39.5 billion, compared with $33.8 billion for the prior-year period, a 17% increase.

Consumer finance net receivables outstanding were $27.0 billion at June 30, 1996, up 18% from the $23.0 billion reported for the prior-year period. Consumer finance receivables consist of home equity receivables, personal loans, sales financing of manufactured housing and consumer durable goods, and credit card participations in receivables.

Commercial finance net receivables outstanding totaled $12.5 billion at June 30, 1996, up 15% from the $10.8 billion reported a year ago. Commercial finance receivables result from the sales financing and leasing of transportation, construction, communications and other industrial equipment. The Company is also a provider of automobile club and relocation services.

Loans delinquent 60-days-or-more increased to 1.83% at June 30 compared to 1.79% for the first quarter of 1996 and 1.39% a year ago. The increase in delinquency is reflective of the generally less favorable trends in economic conditions that have affected most lenders. Losses were 1.94% of average net receivables for the second quarter compared to 1.74% in the first quarter and 1.50% a year ago. The Company increased its allowance for losses to 3.29% of net receivables, compared to 3.21% in the first quarter and 3.04% a year ago.

Revenue from insurance premiums for the period was $88.2 million. The insurance operation is principally engaged in underwriting credit life, credit accident and health, and property and casualty insurance for customers of the finance operations.

Certain unaudited financial information is as follows (dollar amounts in millions):

                                          Six Months Ended or at               Three Months Ended or at
                                                June 30                                June 30
                                         ------------------------       %      -------------------------   %
                                          1996            1995        Increase    1996        1995         Increase
                                          ----            ----        --------    ----        ----         --------

TOTAL REVENUE                          $ 2,966.6       $2,591.8         14%      $ 1,512.4  $ 1,328.6         14%

EARNINGS BEFORE PROVISION
   FOR INCOME TAXES                        633.1          534.5         18           324.3      274.9         18

NET EARNINGS                               399.3          338.7         18           205.5      172.7         19




BALANCE SHEET                           June 30          December 31         June 30
                                         1996               1995              1995
                                        -------          -----------         -------

NET FINANCE RECEIVABLES
   Consumer Finance                    $ 26,997.4       $ 24,609.2          $ 22,976.0
   Commercial Finance                    12,454.3         11,759.1            10,785.4
                                         --------         --------            --------
     Total Net Finance Receivables     $ 39,451.7        $36,368.3          $ 33,761.4
                                        =========        =========          ==========

TOTAL ASSETS                           $ 40,186.1       $ 37,023.7         $ 34,393.5
TOTAL DEBT                               34,630.6         31,746.2           29,461.3
STOCKHOLDERS' EQUITY                      4,824.6          4,444.0             4,146.4



PORTFOLIO QUALITY                     JUNE 30          MARCH 31          DECEMBER 31         JUNE 30
                                       1996             1996                1995               1995
                                      -------          --------          ------------        --------

  60+ DAYS CONTRACTUAL DELINQUENCY     1.83%             1.79%             1.72%               1.39%
  CREDIT LOSSES (% ANR)                1.94              1.74              1.73                1.50
  ALLOWANCE FOR LOSSES ON FINANCE      3.29              3.21              3.05                3.04
   RECEIVABLES


/TABLE

                                 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             ASSOCIATES CORPORATION OF NORTH AMERICA




                             By: /s/ C. D. LONGENECKER
                             Executive Vice President
                             and General Counsel



Date: July 16, 1996